TRACTOR SUPPLY COMPANY TO APPOINT
CYNTHIA T. JAMISON LEAD DIRECTOR
~ S.P. “Pete” Braud To Retire From Board of Directors ~

Brentwood, Tennessee, February 10, 2010 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced that S.P. “Pete” Braud, 79, plans to retire from the Company’s Board when his current term ends on April 29, 2010. At that time, Cynthia T. Jamison will succeed him as the Board’s lead director.

Ms. Jamison, 50, has been a member of the Company’s board of directors since 2002 and serves as chair of the Audit committee and as a member of the Compensation committee. She is also a National Managing Partner at Tatum, LLC. Before joining Tatum, Ms. Jamison held senior management positions in a variety of industries including consumer products, retail/restaurant and food services. She graduated from Duke University with a Bachelor of Arts degree in economics and political science and earned an M.B.A. in finance from the University of Chicago. Ms. Jamison is also a Certified Public Accountant.

Jim Wright, Chairman and Chief Executive Officer, stated, “Cindie has made significant contributions to our Board since she joined the Company eight years ago, and we look forward to working with her in a greater capacity. We are confident that she will continue to make strong contributions to our business as we execute our growth strategies in 2010 and beyond.”

Mr. Wright added, “Pete has been a highly valued member of our board of directors for 17 years. Our Company has benefited greatly from his vision, service and guidance as we have generated great value for our shareholders. We will miss his presence and wish him our very best.”

About Tractor Supply Company
At December 26, 2009, Tractor Supply Company operated 930 stores in 44 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, pet and animal products, including items necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck and towing products; and (6) work/recreational clothing and footwear for the entire family.

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